Exhibit 10.4

Dated the 21st day of August 2023

LEUNG WAI KAN

(as Vendor)

and

FG HOLDINGS LIMITED

(as Purchaser)

SALE AND PURCHASE AGREEMENT

relating to 97% of the issued share capital of

FUNDERMALL LIMITED

THIS AGREEMENT is made on the 21st day of August 2023

BETWEEN:-

(1)	MR. LEUNG WAI KAN (holder of Hong Kong Identity Card No. P060574(7)) of 15/F Flatiron CRT, 170 Tung Choi Street, Mongkok, Kowloon, Hong Kong (the “Vendor”); and

(2)	FG Holdings LIMITED, a company incorporated under the laws of the British Virgin Islands, having its registered office situated at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Purchaser”).

WHEREAS:-

(A)	Fundermall Limited (the “Company”) was incorporated under the laws of Hong Kong as a limited liability company with an issued share capital of HK$10,000 divided into 10,000 ordinary shares. 9700 ordinary shares, representing 97% of the issued share capital of the Company (the “Sale Shares”) are owned by the Vendor. Details of the Company as at the date hereof are set out in Schedule 1.

(B)	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares upon and subject to the terms and conditions set out herein.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless otherwise expressed or required by the context, the following expressions shall have the following meanings:-

“Business Day”	means a day on which banks are generally open for business in Hong Kong, except a Saturday, a Sunday or public holiday;

“Companies Ordinance”	means the Companies Ordinance (Cap.622 of the Laws of Hong Kong);

“Completion”	means the completion of the sale and purchase of the Sale Shares pursuant to Clause 4;

“Completion Date”	means the date on which completion of the transactions set out in Clause 4.1 is to take place;

“Consideration”	means the aggregate consideration for the purchase of the Sale Shares set out in Clause 3;

“Encumbrance”	means any interest or equity of any person (including any right to acquire, option or right of pre-emption), voting arrangement, mortgage, charge, pledge, bill of sale, lien, deposit, hypothecation, assignment or any other encumbrance, priority or security interest or arrangement or interest under any contract or trust or any other third party interest of whatsoever nature over or in the relevant shares, assets or property;

“HK$”	means Hong Kong dollars, the lawful currency of Hong Kong.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Parties”	means the parties to this Agreement; and

“Warranties”	means the Vendor’s warranties set out in Clause 5 and Schedule 2.

1.2	The headings to the Clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

1.3	Reference to Recitals, Clauses and Schedules are references to recitals, clauses, and schedules of or to this Agreement which shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, Clauses and Schedules.

1.4	In this Agreement, words importing the singular include the plural and vice versa, words importing one gender include every gender and references to a person include any public body and any body of persons, corporate or unincorporated.

1.5	In this Agreement (save as otherwise expressly stated herein), references to any statues or statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time (whether before or after the date of this Agreement) and to any subordinate legislation made under such statutory provision.

2	SALE AND PURCHASE OF THE SALE SHARES

2.1	Subject to the terms and conditions contained in this Agreement, the Vendor shall as the legal and beneficial owner sell and the Purchaser shall, in reliance on the Warranties, purchase the Sale Shares free from all Encumbrances and together with all rights attaching thereto as at the Completion Date.

3	CONSIDERATION

The Consideration for the Sale Shares shall be the sum of HK$1, which shall be fully settled by cash on Completion to the Vendor.

4	COMPLETION

4.1	Completion shall take place during business hours on the Completion Date at the place which is mutually agreed in writing by the Parties when all (but not part) of the following businesses shall be transacted simultaneously:-

(a)	The Vendor shall or the Vendor shall procure the Company to deliver to the Purchaser the following:-

(i)	the bought and sold notes and instrument of transfer duly executed by the Vendor in favour of the Purchaser (or such person(s) as may be nominated by the Purchaser) in respect of all of the Sale Shares;

(ii)	a copy of the board resolutions of the Company approving:

(I)	the transfer of the Sale Shares in favour of the Purchaser under the terms of this Agreement;

(II)	the registration of the Purchaser as the shareholder of the Sale Shares upon presentation of the duly executed and stamped instrument of transfer and bought and sold notes for the Sale Shares; and

(III)	such other matters to be dealt with and resolved upon as the Purchaser shall reasonably require for the purposes of giving effect to the provisions of this Agreement; and

(iii)	original share certificate in the name of the Vendor in respect of the Sale Shares.

(b)	The Purchaser shall deliver to the Vendor the following:

(i)	a copy of the board resolutions of the Purchaser approving the execution and performance of this Agreement and the transactions contemplated hereunder;

(ii)	the Consideration to the Vendor in cash.

4.2	Each of the Parties shall not be obliged to complete this Agreement until the Vendor and the Purchaser have fully complied with the requirements as set out in Clause 4.1 respectively.

5	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	The Vendor represents and warrants to the Purchaser that the recitals of this Agreement and each of the Warranties set out in Schedule 2 is as at the date of this Agreement and will be for all times up to and including the Completion Date, remain true, accurate and not misleading in any respect.

5.2	The Warranties shall be deemed to be repeated as at Completion as if all references herein to the date hereof were references to the Completion Date.

5.3	The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties, notwithstanding any information regarding the Company which may otherwise have come into the possession of the Purchaser or of which the Purchaser might have known or had constructive knowledge.

5.4	The liabilities of the Vendor in relation to the Warranties shall not be diminished or affected for reason of the Purchaser having conducted due diligence on the Company.

5.5	Each of the Warranties shall be separate and independent and, except as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

5.6	The rights, including rights of rescission, conferred on the Purchaser by this Agreement are in addition and without prejudice to all other rights and remedies available to the Purchaser and no exercise or failure to exercise a right under this Agreement or otherwise or to invoke a remedy shall constitute a waiver of that right or remedy by the Purchaser.

5.7	The Vendor shall promptly disclose to the Purchaser in writing after he becomes aware of, any matter, event or circumstance which (a) may arise or become known to the Vendor after the date of this Agreement and before Completion, which is inconsistent with any of the Warranties or may render any of them misleading; (b) has caused or may cause any material adverse effect on the business, operations, prospects or financial condition of the Company; or (c) may affect the ability of the Vendor to perform or observe any of his obligations, undertakings or covenants under this Agreement.

5.8	The Vendor shall not and shall procure the Company not to do, permit or procure any act or omission before the Completion which will cause the Vendor to be in breach of any of the Warranties, or which would make any of the Warranties untrue, inaccurate or misleading in any respect.

5.9	The Vendor undertakes to indemnify and keep the Purchaser fully indemnified from and against any payment made or required to be made by the Company or the Purchaser as a result of or in connection with any breach of any of the Warranties and undertakings given herein and all claims, liabilities, losses, costs and expenses which the Purchaser may suffer or incur or which may be made against the Purchaser either before or after the commencement of and arising out of, or in respect of any action in connection with:-

(a)	the settlement of any claim that any of the Warranties is untrue or misleading or any of the Warranties has been breached in any material aspects;

(b)	any legal proceedings taken by the Purchaser claiming that any of the Warranties is untrue or misleading or any of the Warranties has been breached and in which judgment is given for the Purchaser; and

(c)	the enforcement of any such settlement or judgment.

5.10	The Purchaser’s rights in respect of each of the Warranties (including but not limited to right under Clause 5.9) shall survive Completion and continue in full force and effect notwithstanding Completion.

6	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

7	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and (save as expressly provided or reserved herein) neither Party has relied on any such proposals, representations, warranties, agreements or undertakings.

8.	AMENDMENT

Any amendment to this Agreement shall only be effective if it is in writing and signed by the Parties.

9.	TIME

9.1	Time shall be of the essence of this Agreement.

9.2	No time or indulgence given by any Party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

10.	ASSIGNMENT

This Agreement shall be binding on and shall ensure for the benefit of the successors and assigns of the Parties but shall not be assigned by any Party without the prior written consent of the other Party.

11.	NOTICES AND OTHER COMMUNICATION

11.1	Any notice or other communication to be given under this Agreement shall be in writing and delivered personally or sent by pre-paid post. Any such notice or communication shall be sent to the Party to whom it is addressed. Any notice or other communication given or made under this Agreement shall be delivered personally or sent by pre-paid post at the address of the relevant Party set out below (or such other address as the addressee has by five (5) Business Days prior written notice specified to the other parties hereto):

To the Vendor	Address:	15/F Flatiron CRT, 170 Tung Choi Street, Mongkok, Kowloon, Hong Kong

	Attention:	Mr. Leung Wai Kan

To the Purchaser	Address:	Room 904, Wai Wah Commercial Centre, 6 Wilmer Street, Sai Ying Pun, HK

	Attention:	Mr. Ng Wai Kei Kevin

11.2	Any such notice, demand or communication shall be deemed to have been duly served

(a)	if given or made by letter within Hong Kong, 2 Business Days after posting; and

(b)	if given or made by letter outside Hong Kong, 7 Business Days after posting.

12.	COSTS AND EXPENSES

Each of the Parties shall bear his/its own legal and professional fees, costs and expenses of and incidental to the negotiation, preparation, finalization, execution and completion of this Agreement and the performance hereof. The stamp duty (if any) incurred in connection with sale and purchase of the Sale Shares shall be borne by the Vendor and the Purchaser in equal shares.

13.	COUNTERPART

This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together individually or otherwise executed by all Parties will constitute one and the same document.

14.	TERMINATION

The Parties hereto may at any time terminate this Agreement by agreement in writing.

15.	GOVERNING LAW & JURISDICTION

This Agreement, the rights and obligations of the Parties is governed by, shall be construed and interpreted in all respects in accordance with the laws of Hong Kong and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

16.	THIRD PARTY RIGHTS

Notwithstanding any other provisions of this Agreement, a person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any provisions of this Agreement.

SCHEDULE 1

Particulars of the Company

Name	:	Fundermall Limited

Place of Incorporation	:	Hong Kong

Company Number	:	2996684

Registered Office	:	Room 904, Wai Wah Commercial Centre, 6 Wilmer Street, Sai Ying Pun, Hong Kong

Issued Share Capital	:	HK$10,000

No. of Issued Shares	:	10,000 shares

Shareholders	:	Leung Wai Kan (9700 shares) Wang Hsiao Ming (300 shares)

Directors	:	Leung Wai Kan
Ng Wai Kei Kevin
Wang Hsiao Ming

SCHEDULE 2

The Warranties

The Vendor represents and warrants to and covenants and undertakes with the Purchaser that as at the date of this Agreement and Completion:-

1	Capacity and authority of Vendor

(a)	The Vendor have full power and authority to enter into and perform this Agreement and all other documents to be executed by them pursuant to this Agreement which constitute, or when executed will constitute, obligations binding on the Vendor in accordance with their terms.

(b)	The execution, delivery and performance of this Agreement by the Vendor do not and will not violate in any respect any provision of any law or regulation or any order or decree of any governmental authority, agency or court of Hong Kong or any jurisdiction or any contract or undertaking to which any of the Vendor is a party.

(c)	No consent, licence, approval or authorization of or filing or registration with or other requirement of any government department, authority or agency in Hong Kong or any jurisdiction is required of the Vendor in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

2	Ownership of Sale Shares

(a)	The Sale Shares are legally and beneficially owned by the Vendor.

(b)	There is no existing nor is there any arrangement or agreement to create any Encumbrance on or affecting Sale Shares and the Vendor has the right to transfer to the Purchaser and will on Completion transfer the legal and beneficial title to the Sale Shares free from all Encumbrances.

(c)	The Sale Shares were allotted and issued as fully paid, or credited as fully paid in accordance with the memorandum and articles of association of the Company and in compliance with all relevant laws of the jurisdiction in which it is incorporated.

3	Details of the Company

(a)	The Company is duly incorporated and validly existing as a corporation under the laws of Hong Kong.

(b)	The Company has the corporate power and authority to own or hold assets and to transact and to carry on the business it transacts and proposes to transact.

(c)	The Company has not issued or granted or agreed to issue or grant any option, warrant, convertible security or other right which is outstanding and affords any person the right to purchase or otherwise acquire any of the shares or any other equity interest of the Company. The Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire any shares of its securities or equity interest.

4	Compliance with legal requirements

(a)	No outstanding notices have been served on the Company in respect of any contravention or non-compliance with or alleged contravention or alleged non-compliance with any obligation statutory or otherwise.

(b)	The Company has obtained all licences, consents and approvals required for or in connection with the carrying on of its business now being carried on. They are in full force and effect and so far as the Vendor is aware, there is nothing that would result in the revocation, suspension or modification of any of those licences, consents or approvals or that would prejudice their renewal.

5	Winding-up

(a)	The Company is not insolvent or unable to pay its debts within the meaning of the Companies Ordinance.

(b)	No order has been made, petition presented or resolution passed for the winding-up of the Company; no distress, execution or other process has been levied and remains undischarged in respect of the Company; and there is no outstanding judgment or court order against the Company in connection with the same nor has any application been made for the making of an administration order or notice of intention to appoint an administrator been filed at court, or served on a creditor with the benefit of a floating charge.

(c)	No steps have been taken for the appointment of an administrator or administrative receiver or receiver over the whole or any part of the Company’s assets or undertaking.

(d)	No floating charge created by the Company has crystallised and there are no circumstances likely to cause such a floating charge to crystallise.

IN WITNESS whereof the Parties have signed this Agreement the day and year first above written.

SIGNED by	)
LEUNG WAI KAN	)
in the presence:-)

/s/ Ho Chun Ming Jimmy
Ho Chun Ming Jimmy

)
SIGNED by	)
/s/ NG WAL KEI KEVIN
for and on behalf of	)
FG HOLDINGS LIMITED	)
in the presence of:-)

/s/ Ho Chun Ming Jimmy
Ho Chun Ming Jimmy